Exhibit 4.1

SUPPLEMENTAL INDENTURE

dated as of October 3, 2014

among

KODIAK OIL & GAS CORP.,

KOG OIL & GAS ULC,

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

COMPUTERSHARE TRUST COMPANY OF CANADA,
as Canadian Trustee

8.125% Senior Notes due 2019

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of October 3, 2014, among KODIAK OIL & GAS CORP., a Yukon Territory corporation (the “Company”), KOG OIL & GAS ULC, a British Columbia unlimited liability company, (the “Undersigned”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) and COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian trustee (the “Canadian Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of November 23, 2011 (the “Indenture”), relating to the Company’s 8.125% Senior Notes due 2019 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries to provide Subsidiary Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof.

Section 3.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture shall henceforth be read together.

Section 6.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and each of the Undersigned.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KODIAK OIL & GAS CORP., as Issuer

By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer, Secretary and Treasurer

KOG OIL & GAS ULC

By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Carolyn Morrison
	Name:	Carolyn Morrison
	Title:	Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Nicole Clement
	Name:	Nicole Clement
	Title:	General Manager